Exhibit 10.1.12

AMENDMENT TWO

TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

Dated February 17, 2006

The Doe Run Resources Corporation (the “Company”) and Marvin Kaiser (the “Employee” or “you”) agree, effective February 23, 2006, to amend the Amended and Restated Executive Employment Agreement, dated October 31 2002, between the Company and Employee, by:

Section 1 — Terms and Duties

The first sentence of Section 1 is deleted and replaced with:

“The Employment Term shall end on February 28, 2006 and until such date the Company shall employ the Employee as its Executive Vice President and Chief Administrative Officer.”

A new final sentence is added as follows:

“Except for the provisions of the Agreement which specifically are stated to survive its termination, this Agreement shall terminate on February 28, 2006.”

Section 9 — Benefits

The following is added to Section 9:

“As of March 1, 2006, the Employee will be eligible to continue coverage under the Company’s medical plan pursuant to the retiree medical coverage otherwise available to retiring employees who have attained a certain age and accrued a certain number of years of service.  From March 1, 2006 to October 31, 2006, the Company shall pay on the Employee’s behalf the monthly contribution otherwise payable by the Employee under the terms of the retiree medical plan coverage, to the extent that such coverage is made available by the Company to its salaried employees at such time.  In addition, from March 1, 2006 through October 31, 2006 (or, if earlier, the date the Employee’s spouse is no longer eligible for coverage under the terms of the retiree medical plan), the Company shall also pay on the Employee’s behalf the monthly premium otherwise payable by the Employee or the Employee’s spouse under the terms of the retiree medical plan to cover the Employee’s spouse, to the extent that such coverage is made available by the Company to its salaried employees at such time.  Any other Employee out-of-pocket costs applicable under the retiree medical plan (including but not limited to deductibles, co-payments and co-insurances) shall be paid by the Employee and/or the Employee’s spouse pursuant to the terms of the retiree medical plan.

Section 5 — Early Termination of Employment Term on Disability or Death and

Section 13 — Automatic Renewal

These sections are deleted in their entirety.

Section 11 — Indemnification

The final sentence of Section 11 is deleted and replaced with:

“The defense and indemnification provisions contained in this Section 11 survive the termination of the Employment Term, and apply to all past, present, and future proceedings, whether known or unknown, including all civil or criminal proceedings, judgments, liabilities, claims, demands, damages, amounts paid in settlement, fines, penalties, punitive damages, actions, causes of action of any type or kind whatsoever, suits, losses, attorneys’ fees, costs, and expenses, arising out of, in connection with, or in any way related to his serving or having served as an officer or employee of, or as a consultant to, the Company or any predecessor thereof or at the request of the Company or any predecessor thereof.

The Company’s agreement to defend and indemnify the Employee, which is contained in this Section 11 of the Agreement, shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Company against the Employee, whether predicated on this Agreement or otherwise, including termination for cause, shall not constitute a defense to the enforcement by the Employee of this agreement by the Company to defend and indemnify the Employee.”

Section 15 — Notices

The section is deleted and replaced with:

Notices under this Agreement shall be in writing and shall be sent by telegraph or by certified or registered mail, telecopy, or recognized overnight delivery service (such as Federal Express) prepaid as follows:

To Employee:

Marvin K. Kaiser

506 State Route 2205

P.O. Box 39

Mayfield, KY 42066

with a copy to:

Marvin K. Kaiser

13577 East Wethersfield Road

Scottsdale, AZ 85259

To the Company:

The Doe Run Resources Corporation

1801 Park 270 Drive

St. Louis, Missouri 63146

Attention:      Ms. Barbara A. Shepard

Vice President Human Resources & Community Relations

with a copy to:

The Renco Group, Inc.

30 Rockefeller Plaza

42nd Floor

New York, NY 10111

and shall be deemed to have been given when telecopied to the address or three days after placed in the mail or the second business day following delivery to a recognized overnight delivery service (such as Federal Express) or a telegraph company, prepaid and properly addressed.  Notices to the Employee may also be delivered to him personally.  Notices of change of address shall be given as provided above, but shall be effective only when actually received.

Section 17 — Entire Agreement; Governing Law.

A new final paragraph is added as follows:

In the event either party elects to enforce any provision of this agreement through legal action, the reasonable legal fees and costs incurred by the prevailing party in such action shall be paid by the other party.

Section 18 — Consideration

As partial consideration for amending the Executive Employment Agreement the Company will make the following payments, less any authorized or required payroll deductions:

(a)          upon signing this agreement by both parties, $98,194.00 and

(b)         $12,274. 00 on the 15th and last day of the months of July, August, September and October 2006.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

THE DOE RUN RESOURCES
CORPORATION
d/b/a The Doe Run Company

/s/ Ira Leaon Rennert
Ira Leon Rennert
Chairman of the Board

/s/ M. K. Kaiser
Marvin Kaiser
Employee